Exhibit 99.1

News Release

Investor Contact: Jennifer Childe (312) 444-3290 Jennifer.Childe@ntrs.com	Media Contact: Doug Holt (312) 557-1571 Doug.Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Announces Leadership Changes

CHICAGO, September 10, 2024 – Northern Trust Corporation announced today a number of leadership changes, effective Oct. 1, 2024.

“These changes represent our One Northern Trust strategy designed to optimize growth, strengthen resiliency and drive productivity,” Chairman and Chief Executive Officer Michael O’Grady said. “They reflect the strength of our leaders and depth of our talent practices, and our commitment to continuing to serve our clients with distinction in an ever-changing landscape.”

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Peter B. Cherecwich, President of Asset Servicing, will become Chief Operating Officer. In this newly created role, Cherecwich will focus on ensuring operational excellence and resiliency, effective risk management and controls, and scalable growth. Cherecwich brings decades of experience in managing complex client relationships and global operations.

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Teresa Parker will defer her previously announced retirement and serve as President of Asset Servicing. Parker most recently served as President, Europe, Middle East and Africa (EMEA). She has been based in London, Singapore and Chicago and has held numerous executive leadership roles including Chief Operating Officer for Asset Servicing; Head of the Asia Pacific Region (APAC); and Global Head of Securities Lending.

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Steven L. Fradkin, who has served in a wide variety of leadership roles including President of Wealth Management, President of Asset Servicing, Chief Financial Officer, and head of the international business, will be named Vice Chairman of Northern Trust. In this capacity, Fradkin will seek to enhance growth initiatives and foster deeper connections across our client franchise.

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Chief Financial Officer Jason Tyler will assume the role of President of Wealth Management. Tyler brings a broad range of experience to this role, having served as Head of Corporate Strategy, Asset Management’s Head of the Institutional Group, and Wealth Management’s Chief Financial Officer.

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David W. Fox, Jr., President of the Global Family & Private Investment Offices Group, will serve as Chief Financial Officer. Fox has served in a number of leadership capacities, previously serving as Head of the Americas for Asset Servicing and Vice Chairman of Investment Banking at J.P. Morgan. A successor to Fox to serve as President of the Global Family & Private Investment Offices Group will be named soon.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2024, Northern Trust had assets under custody/administration of US$16.6 trillion, and assets under management of US$1.5 trillion. For more than 130 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on X (formerly Twitter) @NorthernTrust or Northern Trust Corporation on LinkedIn.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.

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